Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Revelation Biosciences, Inc. (the "Company") of our report dated February 26, 2026, relating to the consolidated financial statements of the Company which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty, appearing in the Annual Report on Form 10-K for of the Company for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

San Diego, California

April 15, 2026